Rehmann

Rehmann Robson

1500 W. Big Beaver Rd.
2nd Floor
Troy, MI 48084
Ph: 248.952.5000
Fx: 248.952.5750
rehmann.com

October 31, 2013

Securities and Exchange Commission
100 F Street, N.E.
Washington, DC 20549

Ladies and Gentlemen:

We have read Item 4.01 of the amended and restated Form 8-K/A dated October 14, 2013, to be filed with the Securities and Exchange Commission on or about October 31, 2013 (the "Report"), of SPAR Group, Inc. ("SGRP"), and are in agreement with the statements contained in the Report insofar as they pertain to Rehmann. We have no basis to agree or disagree with other statements of SGRP contained therein.

Very truly yours,

Rehmann Robson LLC

Rehmann Robson